Exhibit 10.64

                                        May 27, 2004

Melrose Metals & Minerals Limited
47 Canning Highway
South Perth, Australia
WA 6151
                                        VIA FAX 011 61894749150


Attn: Andrej Karpinski, Executive Chairman


RE: ARMENIAN MINING PROPERTIES/GLOBAL GOLD MINING, LLC ACQUISITION

Gentlemen:

         This letter agreement memorializes the acquisition, financing, and related terms to which Global Gold Corporation, ("GGC") and Melrose Metals & Minerals Limited ("MMM") have agreed. Global Gold Mining, LLC ("GGM") is the wholly owned Delaware subsidiary of Global Gold Armenia, LLC ("GGA") which in turn is the wholly owned Delaware subsidiary of GGC. GGM is the entity through which GGC has acquired licenses for the Hankavan and Marjan mining properties in Armenia (by acquiring one hundred percent of the shares of SHA, LLC, an Armenian limited liability company). GGM has also signed an option agreement to acquire on or before August 6, 2004 the Lichkvadz-Tei and Terterasar mines and associated processing plant, equipment, and other assets in Armenia (by acquiring one hundred percent of the shares of the current licensee, Sipan 1, LLC, also an Armenian limited liability company). (These mining properties are collectively referred to here as the "Armenian Properties.")

         At the GGC-MMM closing which shall be on or before July 20, 2004 (the "July Closing"), MMM shall acquire sixty five percent of the membership interests in GGM, and GGA shall retain the remaining thirty five percent. MMM shall have the opportunity to increase its interest in GGM up to eighty percent leaving GGA with a twenty percent carried interest in GGM and the Armenian Properties on the terms outlined below. On or before June 21, 2004, we shall execute a mutually agreed definitive agreement covering MMM's acquisition of interest in GGM. GGC shall prepare and transmit the first draft of this agreement on or before June 2, 2004. The following are agreed terms.

         Upon execution of this letter agreement GGC shall terminate financing negotiations with other parties and deal exclusively with MMM on the subject matter covered by this letter. On or before June 4, 2004, MMM shall send a nonrefundable binder payment of $250,000 USD to GGC. These funds shall be sent by wire transfer to JPMorgan Chase, ABA# 021000021, Swift# CHASUS33, Global Gold Corp., Acct# 445500951065. This payment is subject to MMM's completion of preliminary due diligence on or before June 4, 2004. The balance of the parties' obligations under this agreement is subject to completion of due diligence review on or before June 30, 2004.

         GGM has the opportunity to lease the properties and operation of Sipan 1, LLC pending the anticipated August 6, 2004 closing, and would like to do so for technical and business reasons. On or before June 11, 2004, MMM shall send $250,000 USD to a special GGM account as mutually agreed. These funds shall be held in escrow, and GGM shall draw upon them only in consultation with MMM and only in connection with GGM's assumption of Sipan 1, LLC's operations pending closing or to fund acquisition costs; provided, however, that GGM may use up to $40,000 USD of these funds in connection with the reopening of adits and sampling project at the Hankavan mine. If GGM does not assume Sipan 1, LLC's operations pending closing, the balance of these funds shall be returned to MMM or otherwise used as directed by MMM. These funds shall be sent by wire transfer to JPMorgan Chase, ABA# 021000021, Swift# CHASUS33, Global Gold Corp., Acct.# 4450501261365.

         At or before the July Closing, MMM shall pay GGC $500,000 USD. MMM shall also make $4,000,000 USD available by deposit into a GGM escrow account or as otherwise mutually agreed in connection with funding the August closing and initial operations of the Armenian Properties being purchased from Sipan 1, LLC. On or before September 30, 2004, MMM shall also transfer between $1,750,000 USD and $2,000,000 USD to GGM, the exact amount to be agreed by the parties' representatives on the GGM Board of Managers. These funds shall be used to establish the $1,000,000 USD reserve against Sipan 1, LLC liabilities for a three year term, with the balance plus interest payable to the sellers of Sipan 1, LLC as part of the purchase price. The balance of these funds shall be used to fund capital expenses in connection with expansion of mining operations and further exploration at the Armenian Properties.

         Within six months after the July Closing and for a period of three years thereafter, MMM shall make up to $2,000,000 USD available to GGC to fund its Chilean and other mining and related activities. These funds will be available to GGC as debt secured by GGC assets, repayable within three years of drawdown at the applicable LIBOR interest rate plus three percentage points. This debt may be converted to shares of GGC as mutually agreed prior to draw downs of funds. If GGC proposes to draw down funds which are not adequately secured, those draw downs will be subject to MMM's due diligence review.

         After meeting all the obligations recited above and for a period of three years thereafter, MMM shall have the right to increase its interest in GGM from sixty five percent to eighty percent by paying GGC an additional $500,000 USD and making additional equity investments into GGM and/or the Armenian Properties, at MMM's option, of $2,000,000. Notwithstanding anything to the contrary, GGC/GGA shall always have a twenty percent carried interest (without any obligation to invest further funds or to forego distributions as agreed in GGM's annual financial plans) in the Armenian Properties. If by mutual agreement, MMM invests additional funds in GGM (and GGC decides not to share proportionally in such funding), such funds shall be repaid on a priority basis identical to the terms described in the following paragraph related to MMM's recovery of the $6,250,000 investment. In addition, at GGC's option, subject to MMM's due diligence review and on mutually acceptable terms, MMM shall fund other GGC commercially reasonable projects in Armenia granting GGC or its designee at least a twenty percent carried interest. MMM shall not, directly or indirectly, pursue additional projects in Armenia without including GGC/GGA with such a carried interest or as mutually agreed.

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

         Prior to MMM's recovery of $6,250,000 USD from the Armenian Properties, but for a period not to exceed twenty four months after the Lichkvadz-Tei and Terterasar mines project has achieved monthly production of at least 2,000 ounces of gold, no profit distributions shall be made to GGM members but one hundred percent of operating profits from the Lichkvadz-Tei and Terterasar mines shall be used to repay MMM's $6,250,000 USD investment in the Armenian Properties. If MMM has not been repaid its $6,250,000 USD investment in the Armenian Properties within twenty four months after the Lichkvadz-Tei and Terterasar mines project has achieved monthly production of at least 2,000 ounces of gold, only twenty percent of net profits shall be distributed to GGM members and MMM shall receive eighty percent of operating profits from the Lichkvadz-Tei and Terterasar mines until its $6,250,000 USD investment is repaid.

         The GGM Board of Managers shall consist of four members two representing each of the parties, and amendments to the Operating Agreement as well as extraordinary business decisions shall require the consent of all members of GGM in addition to the Board of Managers. At the July Closing, MMM shall appoint its representatives to the Board of Managers. At either party's option, the Board of Managers may be increased to five members and an independent chairman approved by the parties shall become the fifth member. The independent chairman shall have a casting vote , and the meeting quorum shall be three Managers, not including the Chairman. When the MMM interest in GGM increases to eighty percent, MMM shall be entitled to remove the independent chairman, if any, and appoint a third Manager, making the total number on the Board of Managers five. GGM shall enter a mutually acceptable agreement for technical and marketing services with Mineral Services, LLC for the products of the Armenian Properties.

         The GGM Board of Managers shall adopt its long term mine/project development budget (including any amendments thereto) and decisions regarding new investment and distribution of profits by votes which must include at least one Manager representing MMM and one Manager representing GGC/GGA. Decisions with regard to annual budgets (consistent with the long term budget) and other matters shall be by majority vote, provided that there be at least one representative of each party to establish a quorum for any meeting or continuation of any meeting. Either party shall have access to and may request an inspection of GGM financial records to insure compliance with controls concerning administrative, project, and other expense guidelines.

         When the MMM interest in GGM increases to eighty percent, such majority vote decisions will require a quorum or of at least two Managers representing MMM and at least one Manager representing GGC/GGA. Neither party shall sell or otherwise transfer its interest in GGM or the Armenian Properties without the other's consent. If there is a deadlock, GGM shall be authorized to continue based on the last adopted budget as reasonably modified by the executive staff to account for the current circumstances, and if there is an irreconcilable dispute either party may apply to the American Arbitration Association for a binding, expedited resolution. The parties have entered and shall perform the transactions contemplated by this letter agreement in good faith, and this agreement shall be governed by New York law, without regard to conflict of law principles.

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

         MMM UNDERSTANDS THAT THIS INVESTMENT IS ILLIQUID AND INVOLVES A HIGH DEGREE OF RISK AND IS ONLY SUITABLE FOR AN INVESTOR WHO CAN AFFORD TO LOSE ITS ENTIRE INVESTMENT.

         MMM further understands that any securities referenced herein have not been registered under the United States Securities Act or the securities laws of any state of the United States and will be subject to substantial restrictions on transferability unless and until the securities registered or an exemption from registration becomes available

         The parties' decision to enter the transactions contemplated by this letter agreement is based solely on their independent analyses. The parties: (A) have been given the opportunity to ask questions of, and receive answers from one another concerning the terms and conditions and other matters pertaining to this investment, and all such questions have been answered to the satisfaction of the parties (B) have been given the opportunity to obtain such additional information necessary to verify the accuracy of the information or that has been otherwise provided in order for them to evaluate the merits and risks of investment; and (C) have been given the opportunity to obtain additional information from one another. The parties have not been furnished with any oral representation or warranty in connection with the transactions contemplated by this letter agreement, and the parties are not entering these transactions with a view to the sale or other distribution thereof.

         If, through no fault of MMM, the purchase of the Lichkvadz-Tei and Terterasar mines does not close, GGC shall return all funds advanced by MMM, including all payments to GGC.

         The parties' unconditionally agree to indemnify and hold one another and any of their counsel, advisors and accountants, harmless from any loss, liability, claim, damage or expense, arising out of the inaccuracy of any of their respective representations, warranties or statements or the breach of any of the agreements contained herein.

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

         Those signing below affirm that they have full power, and authority, and their signatures establish this agreement as a valid and legally binding document enforceable as written. We agree, however, to make any necessary amendments to bring this agreement in compliance with any applicable Australian or United States legal requirements.

         If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

                                    Very truly yours,

                                    Global Gold Corporation

                                    By: /s/Van Z. Krikorian
                                        -------------------
                                        Van Z. Krikorian, VP and General Counsel

Confirmed and Agreed to:

Melrose Metals & Minerals

By: /s/Andrej Karpinski
    Andrej Karpinski, Executive Chairman


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